PRESS RELEASE
May 29, 2009
For Immediate Release


For Further Information Contact:    Levon Mathews
                                    President and Chief Executive Officer
                                    First Federal Bankshares, Inc.
                                    712.277.0201

        FIRST FEDERAL BANKSHARES, INC. RECEIVES NASDAQ DEFICIENCY LETTER

Sioux City, Iowa. First Federal Bankshares,  Inc. (the "Company") (Nasdaq Global
Market: FFSX), the parent company of Vantus Bank, announced today that the Company has received a Nasdaq Staff Determination letter dated May 22, 2009 notifying the Company that, because of the Company's failure to timely file its Form 10-Q for the period ended March 31, 2009, the Company has not complied with Nasdaq Marketplace Rule 5250(c)(1). As the Company previously reported, the failure to timely file the Form 10-Q was due to the additional time needed by the Company to determine the fair value of certain investment securities, complete its financial statements, and have the report reviewed by its accountants and attorneys. The Company intends to file the Form 10-Q immediately following the completion of its assessment.

Under the rule, the Company has 60 calendar days, or until July 21, 2009, to submit a plan to regain compliance and if accepted, the Company will be granted an exception of up to 180 calendar days from the filing's due date, or until November 11, 2009, to regain compliance. The Company anticipates that the filing of the Form10-Q will be completed before a plan needs to be submitted to Nasdaq.